Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made and entered into by and among Vitality Systems, Inc., a Florida corporation having its principal offices at 855 Dunbar Avenue, Oldsmar, Florida 34677 (the “Purchaser”), Vertical Health Solutions, Inc. having its principal offices at 855 Dunbar Ave., Oldsmar, FL 34677 (hereinafter individually as “Seller”), and Labelclick, Inc., a Florida corporation having its principal offices at 855 Dunbar Ave. Oldsmar, FL 34677 (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company is engaged in the distribution and sale of veterinary products (hereinafter the “Business”), and the Seller is the owner of all of the Company’s issued and outstanding capital stock; and

WHEREAS, the Purchaser desires to acquire the Company and the Business and the Seller wishes to sell the Company and the Business;

NOW, THEREFORE, in consideration of the premises, the mutual representations, warranties, covenants and agreements hereinafter contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1. SALE OF SHARES. Subject to and upon the terms and conditions hereinafter set forth and the representations and warranties contained herein, at the Closing (the “Closing”) on the Closing Date (as defined in Section 9 below), the Seller agrees to sell, assign, transfer and deliver to Purchaser, free and clear of all liens, claims, and encumbrances thereon, and the Purchaser agrees to purchase from the Seller, all of the issued and outstanding shares of capital stock of the Company (the “Shares”), which, on the Closing Date, will consist of 1,000,000 shares of common stock, par value $.001 per share.

2. PRICE AND CONSIDERATION. The purchase price to be paid by Purchaser for the Shares hereof is $300,000 to be paid by the issuance of a promissory note in form attached hereto as Exhibit A (the “Note”), together with the assumption of debt in the aggregate amount of $1,800,000, including assumption of certain litigation matters (the “Purchase Price”). The Purchaser shall assume $875,000 of debt from Seller pursuant to agreements and instruments agreed to by and among Seller, Purchaser and Patriot Bank.

3. REPRESENTATIONS AND WARRANTIES. The Seller and the Company, jointly and severally, make the following representations and warranties to the Purchaser as an inducement for it to enter into this Agreement. For purposes of this Agreement, where a representation or warranty of Seller is limited to matters known to them, the Seller shall be regarded as having knowledge of any matter known by any officer, manager or supervisor of the Company, the counsel and accountants of Seller or the Company, and any other representatives of or consultants to Seller or the Company in connection with the transactions that are the subject hereof.

3.01. Organization and Good Standing of the Company. The Seller and the Company are corporations duly organized, validly existing and in good standing under the laws of the State of Florida, their state of incorporation, and are legally qualified to transact business in each jurisdiction where the failure to so qualify would have an adverse effect on the business of the Company.

3.02. Authority.

(a) The Company and the Seller have full power and authority (corporate and otherwise) to carry on their business and the Company has all permits and licenses that are necessary to the conduct of its business or to the ownership, lease or operation of its properties and assets.

(b) The execution of this Agreement and the delivery hereof to the Purchaser and the sale contemplated herein have been, or will be prior to Closing, duly authorized by the Seller’s Board of Directors.

(c) Subject to any consents required under Subsection 3.07 below, the Seller and the Company have the full legal right, power and authority to execute, deliver and carry out the terms and provisions of this Agreement; and this Agreement has been duly and validly executed and delivered on behalf of the Seller and the Company and constitutes a valid and binding obligation of the Seller and the Company enforceable in accordance with its terms.

(d) Except as set forth in SCHEDULE 3.02, neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement will violate, conflict with, result in a breach of, or constitute a default under any statute, regulation, indenture, mortgage, loan agreement, or other agreement or instrument to which the Company or the Seller is a party or by which it or any of them is bound, any charter, regulation, or bylaw provision of the Company, or any decree, order, or rule of any court or governmental authority or arbitrator that is binding on the Company or the Seller in any way.

3.03. Shares.

(a) The Company’s authorized capital stock consists of 1,000,000 shares of Common Stock, par value $.001 per share, of which 1,000,000 shares have been issued to the Seller and constitute the Shares as defined above. All of the Shares are duly authorized, validly issued, fully paid and non-assessable.

(b) The Seller is the lawful record and beneficial owners of all the Shares, free and clear of any liens, pledges, encumbrances, charges, claims or restrictions of any kind, and have, or will have on the Closing Date, the absolute, unilateral right, power, authority and capacity to enter into and perform this Agreement without any other or further authorization, action or proceeding, except as specified herein.

(c) There are no authorized or outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which any Seller or the Company are or may become obligated to issue, assign or transfer any shares of capital stock of the Company. Upon the delivery to Purchaser on the Closing Date of the certificate(s) representing the Shares, Purchaser will have good, legal, valid, marketable and indefeasible title to all the then issued and outstanding shares of capital stock of the Company, free and clear of any liens, pledges, encumbrances, charges, agreements, options, claims or other arrangements or restrictions of any kind.

3.04. Basic Corporate Records. The copies of the Articles of Incorporation of the Company and any Subsidiaries, as defined in Section 3.06 hereof (certified by the Secretary of State or other authorized official of the jurisdiction of incorporation) and the Bylaws of the Company and any Subsidiaries, as the case may be (certified as of the date of this Agreement as true, correct and complete by the Company’s secretary or assistant secretary), all of which have been delivered to the Purchaser, are true, correct and complete as of the date of this Agreement.

3.05. Minute Books. The minute books of the Company, which shall be exhibited to the Purchaser between the date hereof and the Closing Date, each contain true, correct and complete minutes and records of all meetings, proceedings and other actions of the shareholders, Boards of Directors and committees of such Boards of Directors of each such corporation, if any, from the date of organization to the date hereof and, on the Closing Date, will contain true, correct and complete minutes and records of any meetings, proceedings and other actions of the shareholders, respective Boards of Directors and committees of such Boards of Directors of each such corporation from the date of organization to the Closing Date.

3.06. Subsidiaries and Affiliates. The Company does not have any subsidiaries. Except as set forth in SCHEDULE 3.06, (i) the Company has made no advances to, or investments in, nor owns beneficially or of record, any securities of or other interest in, any business, entity, enterprise or organization, (ii) there are no arrangements through which the Company has acquired from, or provided to, the Seller or their affiliates any goods, properties or services, (iii) there are no rights, privileges or advantages now enjoyed by the Company as a result of the ownership of the Company by the Seller which, to the knowledge of the Seller or the Company, might be lost as a result of the consummation of the transactions contemplated by this Agreement.

3.07. Consents. Except as set forth in SCHEDULE 3.07, no consents or approvals of any public body or authority and no consents or waivers from other parties to leases, licenses, franchises, permits, indentures, agreements or other instruments are (i) required for the lawful consummation of the transactions contemplated hereby, or (ii) necessary in order that the Business can be conducted by the Purchaser in the same manner after the Closing as heretofore conducted by the Company, nor will the consummation of the transactions contemplated hereby result in creating, accelerating or increasing any liability of the Company.

3.08. Financial Statements. The Seller has delivered, or will deliver prior to Closing, to the Purchaser copies of the following financial statements all of which are true, complete and correct, have been prepared from the books and records of the Company in accordance with generally accepted accounting principles consistently applied with past practice and fairly present the financial condition, assets, liabilities and results of operations of the Company as of the dates thereof and for the periods covered thereby:

(i) Balance Sheets of the Company for each of the two (2) years ending December 31, 2004, 2003 and the related Statements of Operations and of the Company for the fiscal years then ended (the “Financial Statements”); and

(ii) Unaudited Balance Sheets of the Company at September 30, 2005, and related Reviewed Statements of Operations and Retained Earnings and Statements of Cash Flows for the interim periods then ended (the “Interim Financial Statements”).

In such financial statements, the Statements of Operations do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and the financial statements for the interim periods indicated include all adjustments, which consist of only normal recurring accruals, necessary for such fair presentation. There are no facts known to the Seller or the Company that, under generally accepted accounting principles consistently applied, would alter the information contained in the foregoing financial statements in any way whatever.

3.09. Records and Books of Account. The records and books of account of the Company and of each Subsidiary reflect all material items of income and expense and all material assets, liabilities and accruals, and have been, and to the Closing Date will be, regularly kept and maintained in conformity with generally accepted accounting principles applied on a consistent basis with preceding years.

3.10. Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the Company’s Balance Sheet as of September 30, 2005 (hereinafter the “Basic

Warranty Date Balance Sheet” and the “Basic Warranty Date”, respectively), or disclosed in SCHEDULE 3.10, there are no material liabilities or obligations of the Company of any kind whatsoever, whether accrued, fixed, absolute, contingent, determined or determinable, and including without limitation (i) liabilities to former, retired or active employees of the Company under any pension, health and welfare benefit plan, vacation plan or other plan of the Company, (ii) tax liabilities incurred in respect of or measured by income for any period prior to the close of business on the Basic Warranty Date, or arising out of transactions entered into, or any state of facts existing, on or prior to said date, and (iii) contingent liabilities in the nature of an endorsement, guarantee, indemnity or warranty, and there is no condition, situation or circumstance existing or which has existed that could reasonably be expected to result in any liability of the Company, other than liabilities and contingent liabilities incurred in the ordinary course of business since the Basic Warranty Date consistent with the Company’s recent customary business practice, which will be recorded and/or disclosed in the Final Financial Statements (as defined in Section 11.01) none of which is materially adverse to the Company.

3.11. Taxes.

(a) For purposes of this Agreement, “Tax” or “Taxes” refers to: (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes and escheatment payments, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) (i) The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes required to be filed by the Company with any Tax authority. All such Returns are true, correct and complete in all respects. The Company has paid all Taxes shown to be due on such Returns. The Company is not currently the beneficiary of any extensions of time within which to file any Returns. The Seller and the Company have furnished and made available to the Purchaser complete and accurate copies of all income and other Tax Returns and any amendments thereto filed by the Company since its inception.

(ii) The Company, as of the Closing Date, will have withheld and paid to the proper authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party for all periods ending on or before the Closing Date.

(iii) The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding or assessed against the Company. The Company has not executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

3.12. Accounts Receivable. The accounts receivable of the Company shown on the Basic Warranty Date Balance Sheet are, and will be, actual bona fide receivables from transactions in the ordinary course of business representing valid and binding obligations of others for the total dollar amount shown thereon, and as of the Basic Warranty Date were not (and presently are not) subject to any recoupments, set-offs, or counterclaims. All such accounts receivable are and will be collectible in amounts not less than the amounts (net of reserves) carried on the books of the Company and will be paid in accordance with their terms. Except as listed on SCHEDULE 3.12 hereto, all such accounts receivable are and will be actual bona fide receivables from transactions in the ordinary course of business.

3.13. Inventory. The inventories of the Company are located at the locations listed on SCHEDULE 3.13 attached hereto. The inventories of the Company shown on its Basic Warranty Date Balance Sheet are carried at values which reflect the normal inventory valuation policy of the Company of stating the items of inventory at cost or market value, whichever is lower, on a first in, first out basis in accordance with generally accepted accounting principles consistently applied. All slow-moving, unmarketable, returned, rejected, damaged, obsolete or below standard quality inventory of the Company has been valued at its recoverable value. Inventory acquired since the Basic Warranty Date has been acquired in the ordinary course of business and valued as set forth above. The Company will maintain the inventory in the normal and ordinary course of business from the date hereof through the Closing Date.

3.14. Machinery and Equipment. Except for items disposed of in the ordinary course of business, all machinery, tools, furniture, fixtures, equipment, vehicles, leasehold improvements and all other tangible personal property (hereinafter “Fixed Assets”) of the Company currently being used in the conduct of its business, or included in determining the net book value of the Company on the Basic Warranty Date Balance Sheet, together with any machinery or equipment that is leased or operated by the Company, are in good and fully serviceable working condition and repair. Said Fixed Assets shall be maintained in such condition from the date hereof through the Closing Date. All Fixed Assets owned, used or held by the Company are situated at its business premises and are currently used in its business. There are no outstanding requirements or recommendations by any insurance company that has issued a policy covering either (i) such Fixed Assets or (ii) any liabilities of the Company relating to operation of the Business, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any Fixed Assets or any changes in the operations of the Business, any equipment or machinery used therein, or any procedures relating to such operations, equipment or machinery.

3.15. Title to Properties; Certain Real Property Matters. The Company does not own any real property.

3.16. Leases. All leases of real and personal property of the Company are described in SCHEDULE 3.16, are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditor’s rights, and have not been assigned or encumbered. The Company has performed in all material respects the obligations required to be performed by it under all such leases to date and it is not in default in any material respect under any of said leases, except as set forth in SCHEDULE 3.16, nor has it made any leasehold improvements required to be removed at the termination of any lease, except signs. No other party to any such lease is in material default thereunder. Except as noted on SCHEDULE 3.16, none of the leases listed thereon require the consent of a third party in connection with the transfer of the Shares.

3.17. Patents, Software, Trademarks, Etc. The Company owns, or possesses adequate licenses or other rights to use, all patents, software, trademarks, service marks, trade names and copyrights and trade secrets, if any, necessary to conduct its business as now operated by it. The patents, software, trademarks, service marks, copyrights, trade names and trade secrets, if any, registered in the name of or owned or used by or licensed to the Company and applications for any thereof (hereinafter the “Intangibles”) are described or referenced in SCHEDULE 3.17. The Seller hereby specifically acknowledge that all right, title and interest in and to all patents and software listed on SCHEDULE 3.17 as patents owned by the Company are owned by the Company and that the ownership of such patents and software will be transferred as part of the Company to Purchaser as part of the transaction contemplated hereby. No officer, director, shareholder or employee of the Company or any relative or spouse of any such person owns any patents or patent applications or any inventions, software, secret formulae or processes, trade secrets or other similar rights, nor is any of them a party to any license agreement, used by or useful to the Company or related to the Business except as listed in SCHEDULE 3.17. All of said Intangibles are valid and in good standing, are free and clear of all liens, security interests, charges, restrictions and encumbrances of any kind whatsoever, and have not been licensed to any third party except as described in SCHEDULE 3.17. The Company has not been charged with, nor has it infringed, nor to the Seller’s knowledge is it threatened to be charged with infringement of, any patent, proprietary rights or trade secrets of others in the conduct of its business, and, to the date hereof, neither the Seller nor the Company has received any notice of conflict with or violation of the asserted rights in intangibles or trade secrets of others. The Company is not now manufacturing any goods under a present permit, franchise or license, except as set forth in said SCHEDULE 3.17. The consummation of the transactions contemplated hereby will not alter or impair any rights of the Company in any such Intangibles or in any such permit, franchise or license, except as described in

SCHEDULE 3.17. The Intangibles and the Company’s tooling, manufacturing and engineering drawings, process sheets, specifications, bills of material and other like information and data are in such form and of such quality and will be maintained in such a manner that the Company can, following the Closing, design, produce, manufacture, assemble and sell the products and provide the services heretofore provided by it so that such products and services meet applicable specifications and conform with the standards of quality and cost of production standards heretofore met by it. The Company has the sole and exclusive right to use its corporate and trade names in the jurisdictions where it transacts business.

3.18. Insurance Policies. The Company is adequately insured for its Business and operations. All such insurance premiums in respect of such coverage have been, and to the Closing Date will be, paid in full, or if not due, properly accrued on the Basic Warranty Date Balance Sheet and the Final Financial Statements. All claims, if any, made against the Company which are covered by such policies have been, or are being, settled or defended by the insurance companies that have issued such policies and no excess liability exists. Up to the Closing Date, such insurance coverage will be maintained in full force and effect and will not be cancelled, modified or changed without the express written consent of the Purchaser, except to the extent the maturity dates of any such insurance policies expiring prior to the Closing Date. No such policy has been, or to the Closing Date will be, cancelled by the issuer thereof, and, between the date hereof and the Closing Date, there shall be no increase in the premiums with respect to any such insurance policy caused by any action or omission of the Seller or of the Company.

3.19. Banking and Personnel Lists. The Seller and the Company will deliver to the Purchaser prior to the Closing Date the following accurate lists and summary descriptions relating to the Company:

(i) The name of each bank in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

(ii) The names, current annual salary rates and total compensation for the preceding fiscal year of all of the present directors and officers of the Company, and any other employees whose current base accrual salary or annualized hourly rate equivalent is $20,000 or more, together with a summary of the bonuses, percentage compensation and other like benefits, if any, paid or payable to such persons for the last full fiscal year completed, together with a schedule of changes since that date, if any.

(iii) The name of all pensioned employees of the Company whose pensions are unfunded and are not paid or payable pursuant to any formalized pension arrangements, their agent and annual unfunded pension rates.

3.20. Lists of Contracts, Etc. There is included in SCHEDULE 3.20 a list of the following items (whether written or oral) relating to the Company, which list identifies and fairly summarizes each item:

(i) All collective bargaining and other labor union agreements (if any); all employment agreements with any officer, director, employee or consultant; and all employee pension, health and welfare benefit plans, group insurance, bonus, profit sharing, severance, vacation, hospitalization, and retirement plans, post-retirement medical benefit plans, and any other plans, arrangements or custom requiring payments or benefits to current or retiring employees.

(ii) All joint venture contracts of the Company or affiliates relating to the Business;

(iii) All contracts of the Company relating to (a) obligations for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) obligations under capital leases, (e) debt of others secured by a lien on any asset of the Company, and (f) debts of others guaranteed by the Company.

(iv) All agreements of the Company relating to the supply of raw materials for and the distribution of the products of the Business, including without limitation all sales agreements, manufacturer’s representative agreements and distribution agreements of whatever magnitude and nature, and any commitments therefor;

(v) All contracts that individually provide for aggregate future payments to or from the Company of $20,000 or more, to the extent not included in (i) through (iv) above;

(vi) All contracts of the Company that have a term exceeding one year and that may not be cancelled without any liability, penalty or premium, to the extent not included in (i) through (v) above;

(vii) A complete list of all outstanding powers of attorney granted by the Company; and

(viii) All other contracts of the Company material to the business, assets, liabilities, financial condition, results of operations or prospects of the Business taken as a whole.

Except as set forth in SCHEDULE 3.20, (i) all contracts, agreements and commitments of the Company set forth in SCHEDULE 3.20 are valid, binding and in full force and effect, and (ii) neither the Company nor any other party to any such contract, agreement, or commitment has materially breached any provision thereof or is in material default thereunder. Except as set forth in SCHEDULE 3.20, the sale of the Shares by the Seller in accordance with this Agreement will not result in the termination of any contract, agreement or commitment of the Company set forth in SCHEDULE 3.20, and immediately after the Closing, each such contract, agreement or commitment will continue in full force and effect without the imposition or acceleration of any burdensome condition or other obligation on the Company resulting from the sale of the Shares by the Seller. True and complete copies of the contracts, leases, licenses and other documents referred to in this Subsection 3.20 will be delivered to the Purchaser, certified by the Secretary or Assistant Secretary of the Company as true, correct and complete copies, not later than four weeks from the date hereof or ten business days before the Closing Date, whichever is sooner.

There are no pending disputes with customers or vendors of the Company regarding quality or return of goods involving amounts in dispute with any one customer or vendor, whether for related or unrelated claims, in excess of $20,000 except as described on SCHEDULE 3.20 hereto, all of which will be resolved to the reasonable satisfaction of Purchaser prior to the Closing Date. To the best knowledge of Seller and the Company, there has not been any event, happening, threat or fact that would lead them to believe that any of said customers or vendors will terminate or materially alter their business relationship with the Company after completion of the transactions contemplated by this Agreement.

3.21. Compliance With the Law. The Company is not in violation of any applicable federal, state, local or foreign law, regulation or order or any other, decree or requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal (including, but not limited to, any law, regulation order or requirement relating to securities, properties, business, products, manufacturing processes, advertising, sales or employment practices, terms and conditions of employment, occupational safety, health and welfare, conditions of occupied premises, product safety and liability, civil rights, or environmental protection, including, but not limited to, those related to waste management, air pollution control, waste water treatment or noise abatement), except where such violation would not have a material adverse affect on the Company. Except as set forth in SCHEDULE 3.21, the Company has not been and is not now charged with, or to the knowledge of the Seller or the Company under investigation with respect to, any violation of any applicable law, regulation, order or requirement relating to any of the foregoing, nor, to the knowledge of any Seller or the Company after due inquiry, are there any circumstances that would or might give rise to any such violation. The Company has filed all reports required to be filed with any governmental, regulatory or administrative agency or authority.

3.22. Litigation; Pending Labor Disputes. Except as specifically identified on the Basic Warranty Date Balance Sheet or footnotes thereto or set forth in SCHEDULE 3.22:

(i) There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of the Seller or the Company, threatened, against the Seller or the Company, relating to the Business or the Company or its properties (including leased property), or the transactions contemplated by this Agreement, nor is there any basis known to the Company or any Seller for any such action.

(ii) There are no judgments, decrees or orders of any court, or any governmental department, commission, board, agency or instrumentality binding upon the Seller or the Company relating to the Business or the Company the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of any business by the Company or which limit or control or otherwise adversely affect its method or manner of doing business.

(iii) No work stoppage has occurred and is continuing or, to the knowledge of the Seller or the Company, is threatened affecting the Business, and no representation question involving recognition of a collective bargaining agent exists in respect of any employees of the Company.

(iv) There are no pending labor negotiations or union organization efforts relating to employees of the Company.

(v) There are no charges of discrimination (relating to sex, age, race, national origin, handicap or veteran status) or unfair labor practices pending or, to the knowledge of the Seller or the Company, threatened before any governmental or regulatory agency or authority or any court relating to employees of the Company.

3.23. Absence of Certain Changes or Events. The Company has not, since the Basic Warranty Date, except as described on SCHEDULE 3.23:

(i) Incurred any material obligation or liability (absolute, accrued, contingent or otherwise) except in the ordinary course of its business or in connection with the performance of this Agreement, and any such obligation or liability incurred in the ordinary course is not materially adverse, except for claims, if any, that are adequately covered by insurance;

(ii) Discharged or satisfied any lien or encumbrance, or paid or satisfied any obligations or liability (absolute, accrued, contingent or otherwise) other than (a) liabilities shown or reflected on the Basic Warranty Date Balance Sheet, and (b) liabilities incurred since such Basic Warranty Date in the ordinary course of business that were not materially adverse;

(iii) Increased or established any reserve or accrual for taxes or other liability on its books or otherwise provided therefor, except (a) as disclosed on the Basic Warranty Date Balance Sheet or any subsequent Interim Financial Statement, or (b) as may have been required under generally accepted accounting principles due to income earned or expense accrued since the Basic Warranty Date and as disclosed to the Purchaser in writing;

(iv) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of its assets, tangible or intangible;

(v) Sold or transferred any of its assets or cancelled any debts or claims or waived any rights, except in the ordinary course of business and which has not been materially adverse;

(vi) Disposed of or permitted to lapse any patents or trademarks or any patent or trademark applications material to the operation of its business;

(vii) Incurred any significant labor trouble or granted any general or uniform increase in salary or wages payable or to become payable by it to any director, officer, employee or agent, or by means of any bonus or pension plan, contract or other commitment increased the compensation of any director, officer, employee or agent;

(viii) Authorized any capital expenditure for real estate or leasehold improvements, machinery, equipment or molds in excess of $5,000.00 in the aggregate;

(ix) Except for this Agreement, entered into any material transaction other than in the ordinary course of business;

(x) Issued any stocks, bonds, or other corporate securities, or made any declaration or payment of any dividend or any distribution in respect of its capital stock; or

(xi) Experienced damage, destruction or loss (whether or not covered by insurance) individually or in the aggregate materially and adversely affecting any of its properties, assets or business, or experienced any other material adverse change or changes individually or in the aggregate affecting its financial condition, assets, liabilities or business, including, without limitation of the foregoing, the loss or (to the Company’s or any Seller’s knowledge) impending loss of any materially important contract or customer.

3.24. Employee Benefit Plans.

(a) SCHEDULE 3.24 lists a description of the only Employee Programs (as defined below) that have been maintained (as such term is further defined below) by the Company at any time during the five (5) years prior to the date hereof.

(b) There has not been any failure of any party to comply with any laws applicable with respect to any Employee Program that has been maintained by the Company. With respect to any Employee Programs now or heretofore maintained by the Company, there has occurred no breach of any duty under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or other applicable law which could result, directly or indirectly in any taxes, penalties or other liability to the Purchaser, the Company or any affiliate (as defined below). No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company and Seller, threatened with respect to any such Employee Program.

(c) Except as set forth in SCHEDULE 3.24 attached hereto, neither the Company nor any affiliate has ever (i) provided health care or any other non-pension benefits to any employees after their employment was terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits or (ii) maintained an Employee Program provided to such employees subject to Title IV of ERISA, Section 401(a) or Section 412 of Code, including, without limitation, any Multiemployer Plan.

(d) For purposes of this Section 3.24:

(i) “Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization;

3.25. Product Warranties and Product Liabilities. The Company has not paid in the aggregate, or allowed as credits against purchases, more than one percent (1%) per year of gross sales, as determined in accordance with generally accepted accounting principles consistently applied, during the past three years pursuant to obligations under any warranty or any product liability claim with respect to goods manufactured, assembled or furnished by the Company. The future cost of performing all such obligations and paying all such product liability claims with respect to goods manufactured, assembled or furnished prior to the Closing Date will not exceed the average annual cost thereof for said past three year period.

3.26. Assets. Except as described in SCHEDULE 3.26, the assets of the Company are, and together with the additional assets to be acquired or otherwise received by the Company prior to the Closing, will at the Closing Date be, sufficient in all material respects to carry on the operations of the Business as now conducted by the Company. The Company is the only business organization through which the Business is conducted. Except as set forth in SCHEDULE 3.16 or SCHEDULE 3.26, all assets used by the Company to conduct the Business are, and will on the Closing Date be, owned by the Company.

3.27. Absence of Certain Commercial Practices. Neither the Company nor any Seller has made any payment (directly or by secret commissions, discounts, compensation or other payments) or given any gifts to another business concern, to an agent or employee of another business concern or of any governmental entity (domestic or foreign) or to a political party or candidate for political office (domestic or foreign), to obtain or retain business for the Company or to receive favorable or preferential treatment, except for gifts and entertainment given to representatives of customers or potential customers (i) of sufficiently limited value and in a form (other than cash) that would not be construed as a bribe or payoff, (ii) which are consistent with accepted ethical customs and practices, and (iii) public disclosure of which would not embarrass either the Seller or Buyer.

3.28. Licenses, Permits, Consents and Approvals. The Company has, and at the Closing Date will have, all licenses, permits or other authorizations of governmental, regulatory or administrative agencies or authorities (collectively, “Licenses”) required to conduct the Business. All Licenses of the Company are listed on SCHEDULE 3.28 hereto. At the Closing, the Company will have all such Licenses which are material to the conduct of the Business and will have renewed all Licenses which would have expired in the interim. Except as listed in SCHEDULE 3.28 or contemplated by Section 6.01(t) below, no registration, filing, application, notice, transfer, consent, approval, order, qualification, waiver or other action of any kind (collectively, a “Filing”) will be required as a result of the sale of the Shares by the Seller in accordance with this Agreement (a) to avoid the loss of any License or the violation, breach or termination of, or any default under, or the creation of any lien on any asset of the Company pursuant to the terms of, any law, regulation, order or other requirement or any contract binding upon the Company or to which any such asset may be subject, or (b) to enable Purchaser (directly or through any designee) to continue the operation of the Company and the Business substantially as conducted prior to the Closing Date. All such Filings will be duly filed, given, obtained or taken on or prior to the Closing Date and will be in full force and effect on the Closing Date.

3.29. Environmental Matters.

(a) Except as disclosed on SCHEDULE 3.29:

(i) in connection with the operations and activities of the Company and its predecessors at the Real Properties and otherwise, no governmental notice, notification, demand, request for information, citation, summons or order has been received and no governmental investigation, action, claim, suit or proceeding is pending or, to the knowledge of the Company and the Seller, threatened with respect to any violation or alleged violation of any Environmental Requirements, and no basis exists for the allegation of any such violations;

(ii) no Hazardous Material has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released by the Company or any of its predecessors, or, to the knowledge of the Seller and the Company, any other party, at, on or under the Real Properties (including soils, groundwater and surface water), as to which removal, clean-up, remediation or corrective action is required under any of the Environmental Requirements;

(iii) the operations of the Company are in compliance with all Environmental Requirements and are in compliance with all Environmental Permits; such Environmental Permits are valid and in full force and effect are transferable, and will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby;

(v) there are no environmental audits or investigation reports in the possession of the Company or any Seller relating to the Real Properties or any operations thereon.

(b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which any Seller or the Company has knowledge in relation to the Real Properties or any property or facility previously leased by the Company that has not been delivered to Purchaser at least 15 days prior to the date hereof.

(c) Definitions.

(i) “Hazardous Material” means any substance:

A. the presence of which requires investigation or remediation under any Environmental Requirement, as hereinafter defined; or

B. which is or becomes defined as a “hazardous waste”, “hazardous substance”, pollutant or contaminant under any Environmental Requirement or amendments thereto including, without limitation, CERCLA and/or the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.); or

C. the presence of which on any of the Real Properties causes or threatens to cause a nuisance upon such property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about such property; or

D. without limitation, which contains petroleum, including crude oil or any fraction thereof.

(ii) “Environmental Requirements” means all applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation:

A. All requirements pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemicals substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes, whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature; and

B. All requirements pertaining to the protection of the health and safety of employees or the public.

3.30 Broker. Neither the Company nor any Seller has retained any broker in connection with any transaction contemplated by this Agreement. Purchaser and the Company shall not be obligated to pay any fee or commission associated with the retention or engagement by the Company or Seller of any broker in connection with any transaction contemplated by this Agreement.

3.31 Patriot Act. The Company and the Seller certify that neither the Company nor any of its Subsidiaries has been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. The Company and the Seller hereby acknowledge that the Purchaser seeks to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, the Company and the Seller hereby represent, warrant and agree that: (i) none of the cash or property that the Seller have contributed or paid or will contribute and pay to the Company has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Company or any of its Subsidiaries to the Purchaser, to the extent that they are within the Company’s and/or its Subsidiaries’ control shall cause the Purchaser to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. The Seller shall promptly notify the Purchaser if any of these representations ceases to be true and accurate regarding the Seller, the Company or any of its Subsidiaries. The Seller agrees to provide the Purchaser any additional information regarding the Company or any of its Subsidiaries that the Purchaser deems necessary or convenient to ensure compliance with all applicable laws concerning money laundering and similar activities.

3.32. Disclosure. All statements contained in any schedule, certificate, opinion, instrument, or other document delivered by or on behalf of the Seller or the Company pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties by each Seller and the Company herein. No statement, representation or warranty by the Seller or the Company in this Agreement or in any schedule, certificate, opinion, instrument, or other document furnished or to be furnished to the Purchaser pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or necessary in order to provide a prospective purchaser of the business of the Company with full and fair disclosure concerning the Company, the Business, and the Company’s affairs.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. The Purchaser makes the following representations and warranties to the Seller and the Company.

4.01. Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Purchaser has the corporate power to own its properties, to carry on its business as now being conducted, and to enter into and perform the terms and provisions of this Agreement.

4.02. Authorization; Validity; Enforcement. The execution and delivery of this Agreement, the execution and delivery of the Promissory Note and the consummation of the transactions contemplated herein have been, or will prior to Closing be, duly and validly approved and acknowledged by all necessary corporate action on the part of the Purchaser. This Agreement and the Promissory Note constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

4.03. No Conflict or Violation. The execution and delivery of this Agreement, the acquisition of the Shares by Purchaser and the consummation of the transactions herein contemplated, and the compliance with the provisions and terms of this Agreement, are not prohibited by the Articles of Incorporation or Bylaws of the Purchaser and will not violate, conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any court order, indenture, mortgage, loan agreement, or other agreement or instrument to which the Purchaser is a party or by which it is bound.

4.04. Investment Representation. The Shares are being purchased by a Purchaser solely for investment and not for the purpose of resale to any third party.

4.05 Information. The Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares to be purchased by the Purchaser which have been requested by the Purchaser. The Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by the Purchaser or its advisors, if any, or its representatives shall modify, amend or affect Purchaser’s right to rely on the Company’s representations and warranties contained herein. The Purchaser understands that its investment in the Shares to be purchased involves a high degree of risk. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares to be purchased.

4.06. Disclosure. All statements contained in any schedule, certificate, opinion, instrument, or other document delivered by or on behalf of the Purchaser pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties by the Purchaser herein. No statement, representation or warranty of Purchaser contained in this Agreement or in any document, schedule or certificate furnished or to be furnished to Seller pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact known to Purchaser and necessary in order to make the statements of Purchaser contained herein or therein not misleading.

5. ACCESS TO INFORMATION.

5.01. Cooperation. The Seller and the Company shall give to the Purchaser, and to the Purchaser’s counsel, accountants, consultants and other representatives, full access, during normal business hours throughout the period prior to the Closing, to all facilities and properties of the Company, and shall furnish the Purchaser during such period with all such information and documents concerning the affairs, suppliers and customers of the Company as the Purchaser reasonably may request; provided, however, that no such inspection or examination shall in any way affect, diminish, limit or terminate any of the representations and warranties of the Seller and the Company hereunder, regardless of any knowledge gained by or available to Purchaser as a result of any such inspection or examination. Without limitation of the foregoing, the Seller will furnish to Purchaser promptly after such documents are available (i) the Financial Statements and the Interim Financial Statements, (ii) the monthly financial statements for the Company for each monthly period and year to-date periods subsequent to the date of the most recent Interim Financial Statement, all prepared in the form and in a manner consistent with the Interim Financial Statements, and (iii) all filings or reports filed by the Company with federal, state and other governmental agencies having authority over the business activities of the Company.

6. COVENANTS AND ADDITIONAL AGREEMENTS OF THE PARTIES.

6.01 Conduct of Business Pending Closing. The Seller and the Company agree that from and after the date of this Agreement and prior to the Closing and except as otherwise consented to by an officer of Purchaser in writing:

(a) Ordinary Course. They will take all necessary actions to cause, directly or indirectly, as the case may be, the Company to conduct the Business consistent with past practice in the usual and ordinary course (including, without limitation, using reasonable efforts to preserve beneficial relationships between the Company, on the one hand, and its distributors, agents, lessors, suppliers and customers, on the other hand) and continue normal marketing, advertising, distributional and promotional expenditures in connection with the Business, except (i) as may be permitted hereby, (ii) as necessary to consummate the transactions contemplated hereby, or (iii) as otherwise agreed to in writing by Purchaser.

(b) Interrelated Transactions. The Company will engage in no transactions, intracorporate or otherwise, with any of the Seller or other affiliates other than (i) transactions authorized under this Agreement or otherwise approved by Purchaser in writing, or (ii) transactions that will have the effect of making the Company the sole owner or possessor by assignment or otherwise of all assets, properties and operations comprising the Business.

(c) Borrowing. The Company will not (i) create, incur or assume any long-term debt (including obligations in respect to capital leases) or any debt for money borrowed (whether long-term or short-term), (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligation of any other person, or (iii) make any loans, advances or capital contributions to, or investments in, any other person, apart from debt incurred in the ordinary course of business consistent with past practice.

(d) Changes in Compensation. The Company will not (i) increase in any manner the rate of compensation of any officer, employee, or agent other than normal predetermined merit increases awarded using standards consistent with past practice or as required by any collective bargaining agreement or contract, (ii) pay or agree to pay any pension, retirement allowance, severance or other employee benefit not required or permitted by any existing Employee Program to any such officer, employee or agent, whether past or present, or (iii) commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement, arrangement or benefit, or to any employment agreement or consulting agreement with a person employed or retained as of the date of this Agreement, or hereafter employed or retained, or to amend any of such plans or any of such agreements or arrangements in existence on the date hereof.

(e) Transfer of Property. The Company will not, except in the ordinary course of business or as otherwise contemplated by this Agreement, sell, transfer, or otherwise dispose of, or encumber or agree to sell, transfer, or otherwise dispose of or encumber, any Real Property, Inventory or Fixed Assets; or sell, transfer, license or otherwise dispose of, or agree to sell, transfer, license or otherwise dispose of, any Intangibles; or terminate or amend any lease.

(f) Maintain Warranties. Neither the Seller nor the Company will take any action the taking of which, or omit to take any action the omission of which, would cause any of the representations and warranties contained in Section 3 of this Agreement to fail to be true and correct in all respects as of the Closing as though made at, as of and updated to the Closing Date, except as otherwise contemplated by this Agreement.

(g) Liens. The Company will not mortgage or encumber any of its respective assets or enter into any transaction or make any commitment which might result in such an encumbrance, other than in the ordinary course of business, consistent with past practice, or as otherwise contemplated by this Agreement.

(h) Banking and Insurance. No changes will be made in the banking or safe deposit arrangements of the Company or in any policies of insurance currently in effect relating to the Business.

(i) Contracts. The Company shall not waive any material right or cancel any material contract, debt or claim, or assume or enter into a material contract, lease, license, obligation, indebtedness, commitment, purchase or sale relating to the Business and, except in the usual and ordinary course of business, shall not enter into or assume any other contract, lease, license, obligation, indebtedness, commitment, purchase or sale relating to the Business. For purposes of this Section 6.01(i) and without limiting the foregoing, all commitments and agreements having a duration in excess of three months (other than sales contracts with customers or purchase contracts with suppliers in the usual and ordinary course of business and less than $5,000 in aggregate for any one customer or supplier) are deemed to be material and not in the usual and ordinary course of business. The Company shall also refrain from doing any act, omitting any act or permitting any omission of any action, within its control, that would cause a breach or default in any material respect in any of the contracts, commitments or obligations of the Business.

(j) Corporate Existence. The Company will maintain its corporate existence in good standing in the State of Missouri and in each jurisdiction in which the Company is qualified to do business as a foreign corporation. As soon as practicable following the execution of this Agreement, the Seller shall furnish Purchaser with good standing certificates from the Company’s state of incorporation and each state in which it is so qualified to do business. The Seller shall not permit the Company to merge or consolidate with any other corporation, business or other entity or acquire any assets of any other corporation, business or entity (other than inventory and equipment in the usual and ordinary course of business or as otherwise specifically permitted by this Agreement). No changes will be made in the Certificate of Incorporation or Bylaws, as the case may be, of the Company.

(k) Capital Stock. No changes will be made in the number of shares of the capital stock of the Company that is authorized, issued, outstanding or held in the treasury, nor shall any option or commitment be granted or made with respect to such stock. Any stock repurchase agreement, stock restriction or purchase agreement, or other form of stockholders’ agreement in effect as of the date hereof between the Seller and/or the Company will be terminated, effective immediately before the Closing, or sooner.

(l) Dividends. The Company will not pay or declare any dividend or make any other distribution in respect of the capital stock of the Company or with respect to the earnings of the Company, nor shall it directly or indirectly redeem, purchase or otherwise acquire any such stock or agree to do any of the foregoing.

(m) Disclosure Supplements. From time to time prior to the Closing, the Seller will promptly disclose to the Purchaser in writing (i) any matter that may arise hereafter that, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the Schedules to Section 3, or (ii) any other matter or information that comes to the attention of the Seller, regardless of the date or origin thereof, that makes any information in said Schedules to Section 3 or in any representation and warranty of the Seller hereunder inaccurate or otherwise must be disclosed to correct any inaccuracy in any representation or warranty of the Seller hereunder.

(n) Preservation of Organization. The Seller and the Company will use their best efforts: to preserve the business organization of the Company intact; to keep available to the Purchaser (without making any commitment on its behalf) the services of the present employees of the Company, and make no changes therein except as required in the ordinary course of business; and to preserve for the Purchaser the goodwill of the suppliers, customers and others having business relations with the Company.

(o) Compliance with Laws. The Seller and the Company will use their best efforts to duly comply with all applicable laws and regulations in the conduct of the business of the Company, including without limitation of the foregoing, Federal, state, local and foreign environmental protection laws, OSHA and the rules, orders, regulations and guidelines thereunder so far as they may be applicable. The Purchaser shall be promptly notified of any inspection or notice received pursuant to said environmental protection laws, OSHA or other said laws, regulations and guidelines.

(p) Contingent Obligations. No change shall be made in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty, or otherwise, other than changes in the ordinary course of business which shall not be materially adverse.

(q) Facility and Equipment Maintenance. The Seller and the Company will use their best efforts to maintain and keep any owned or leased premises, property and assets of the Company in good and fully serviceable working condition and repair.

(r) Consents. Promptly upon execution of this Agreement, the Seller and Company shall obtain all consents, approvals or waivers (including, without limiting the generality of the foregoing, consents of any government or governmental agency or other third party) necessary to authorize, approve or permit the full and complete sale, conveyance, assignment and transfer of the Shares to Purchaser and to prevent the default under or breach of any agreement of the Company by reason of such sale and transfer.

(s) Publicity. Neither the Seller nor the Company shall make any public statement disclosing information relating to this Agreement or the transactions contemplated hereby, including any disclosure to employees other than those to whom disclosure is necessary for the consummation of such transactions, except as agreed upon in advance by Purchaser. However, any disclosure that either the Seller or the Company considers to be required to be made to any governmental agency or to be mandated by law may be made at the time required or mandated whether or not there is any agreement on the need for, or text of, such disclosure.

(t) Exclusive Dealing. During the period from the date of this Agreement to the Closing Date, neither the Seller nor the Company shall take any action to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any corporation, partnership, person, or other entity or group, other than the Purchaser, concerning any purchase of the Shares or any merger, sale of substantial assets or similar transaction involving the Company.

(u) Satisfaction of Conditions. The Company and the Seller shall use their best efforts to achieve and satisfy, at the earliest practicable date, all conditions to be fulfilled by them or any one of them on or prior to the Closing Date, including but not limited to each and every condition set forth in Section 7 hereof.

6.02 Tax Matters.

(a) Tax Periods Ending on or Before the Closing Date. The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Purchaser shall permit the Seller to review and comment on each such Return described in the preceding sentence prior to filing and shall make such revisions to such Returns as are reasonably requested by the Seller. To the extent such Taxes are not fully reserved for in the Company’s Final Financial Statements (as defined in Section 11), the Seller shall pay to Purchaser an amount equal to the unreserved portion of such Taxes. Such payment, if any, along with the costs and expenses incurred by the Purchaser in the preparation and filing of the Tax Returns, shall be paid by the Seller to the Purchaser within fifteen (15) days after receipt of written notice from the Purchaser that such Taxes were paid by Purchaser.

(b) Tax Periods Beginning Before and Ending After the Closing Date. The Purchaser shall prepare or cause to be prepared and file or cause to be filed any Returns of the Company for Tax periods that begin before the Closing Date and end after the Closing Date. To the extent such Taxes are not fully reserved for in the Company’s Final Financial Statements (as defined in Section 11), the Seller shall pay to Purchaser an amount equal to the unreserved portion of such Taxes that relates to the portion of the Tax period ending on the Closing Date. Such payment, if any, shall be paid by the Seller within fifteen (15) days after receipt of written notice from the Purchaser that such Taxes were paid by Purchaser for a period beginning prior to the Closing Date. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period (the “Pro Rata Amount”), and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount that would be payable if the relevant Tax period ended on the Closing Date. The Seller shall pay to the Purchaser with the payment of any taxes due hereunder, the Seller’s Pro Rata Amount of the costs and expenses incurred by the Purchaser in the preparation and filing of the Tax Returns. Any net operating losses or credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

(c) Refunds and Tax Benefits. Any Tax refunds that are received after the Closing Date by the Seller (other than tax refunds received in connection with such Seller individual tax Return), the Purchaser or the Company, and any amounts credited against Tax to which the Seller, the Purchaser or the Company become entitled, shall be for the account of the Company, and the Seller shall pay over to the Purchaser any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to the Seller, the Seller shall pay such amount to the Purchaser within fifteen (15) days after receipt or entitlement thereto.

(d) Cooperation on Tax Matters.

(i) The Purchaser, the Company and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Seller, any extensions thereof) of the respective tax periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Seller, as the case may be, shall allow the other party to take possession of such books and records.

(ii) The Purchaser and the Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii) The Purchaser and the Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to §6043 of the Code and all Treasury Department Regulations promulgated thereunder.

6.03 Post-Closing Health Insurance. The Seller covenant and agree to pay any and all health insurance costs incurred by the Company for their coverage from and after the Closing if, to the extent permitted by law, they continue to receive coverage under the Company’s health insurance plan after Closing.

6.04 Transfer Taxes. All transfer, sales, use and other such Taxes and fees (“Transfer Taxes”) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by the Seller when due, and the Seller will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

6.05 Post-Closing Documents. Subsequent to the Closing, the Seller will execute and deliver from time to time at the request of Purchaser all such further instruments as, in the reasonable opinion of Purchaser’s counsel, may be required in order to vest in Purchaser full, unencumbered and complete title to the Shares to be conveyed by the Seller to Purchaser hereunder or to maintain intact all right, title and interest of the Company under any contract, license, permit or other document or instrument of the Company or relating to the Business that would otherwise be adversely affected by such transfer of the Shares.

7. PURCHASER’S CONDITIONS OF CLOSING. All obligations of the Purchaser hereunder are subject, at the option of the Purchaser, to the fulfillment prior to or at Closing of each of the following conditions:

7.01. Discovery of Adverse Error, Misstatement or Omission. The Purchaser shall not have discovered any material adverse error, misstatement or omission in information relating to the Company included either herein or in any certificate or document delivered to Purchaser pursuant hereto or in connection with the transactions contemplated hereby including, without limitation, any material adverse error, misstatement or omission in the representations and warranties made by the Seller or the Company in or pursuant to this Agreement.

7.02. Representations at Time of Closing. The representations and warranties of the Seller and the Company contained in this Agreement (including the Schedules and Exhibits hereto) and in any certificate or documents delivered to the Purchaser pursuant hereto shall be deemed to have been made again at and as of the time of Closing with dates therein updated to the Closing Date and, as so updated and made, shall then be true, complete and correct, except for changes in the ordinary course of business not materially adversely affecting the business, properties or financial condition of the Company, or changes required by or contemplated by this Agreement. For purposes of requirements under this Section and the certificate delivered pursuant to Section 7.05 hereof, the reaffirmation of the financial statement representations and warranties as of the Closing Date shall include and apply to any and all annual and interim period financial statements delivered to Purchaser as required under Section 6.01(m) hereof as well as to the Financial Statements and Interim Financial Statements as defined in Section 3.08 hereof.

7.03. Performance of Agreements. The Seller and the Company shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at Closing.

7.04. Adverse Change. During the period from the Basic Warranty Date to the Closing Date there shall not have been any material adverse change in the financial condition, assets, liabilities or business of the Company, whether as a result of fire, explosion, disaster, accident, calamity, business reverses or otherwise.

7.05. Certificate of Officers and Seller. The Purchaser shall have been furnished with a certificate signed by the President of the Company and by the Seller, dated the Closing Date, certifying in such detail as the Purchaser may request, that the conditions specified in Subsections 7.02, 7.03 and 7.04 of this Section have been fulfilled and reaffirming and remaking the representations and warranties referred to therein.

7.06. Purchaser’s Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto shall have been approved by counsel for the Purchaser.

7.07 Consents, Approvals and Waivers. The Seller and the Company shall have obtained any and all consents and approvals to the transfer or assignment to the Purchaser of all of the Shares of the Company that may be necessary to avoid any breach of, default by, or acceleration of obligations of the Company under any agreement or instrument by reason of such transfer and assignment, and any waivers by any parties to such agreements necessary to avoid any such breaches, defaults or accelerations. In addition, the Seller and the Company shall have obtained all consents, authorizations, approvals and orders of governmental authorities required in connection with the consummation of the transactions contemplated by this Agreement and necessary in order that the Business can be conducted in all respects after the Closing as it has been conducted prior to the Closing.

7.08. Leasehold Status. The Seller shall have presented evidence that any real estate lease referred to in Subsection 3.16 is of record and title to the underlying real estate either continues to be free of all liens and encumbrances which might affect the Company’s peaceful possession as lessee (or sublessee), or the Seller have presented satisfactory nondisturbance agreements from any such prior lienholders.

7.09. Receipt of Other Documents. Purchaser shall have received at or prior to the Closing:

(i) A copy of the Articles of Incorporation or equivalent charter documents of the Company;

(ii) Certificates of recent date issued by the Secretary of State of Florida, the State of Incorporation of any Subsidiary, and any other state disclosed in this Agreement as a state in which the Company or any Subsidiary is qualified to do business, each to the effect that the Company or such Subsidiary, as the case may be, is validly existing and in good standing under the laws of such state;

(iii) Certified copies of resolutions duly adopted by the Board of Directors of the Company and by the Seller in their capacity as shareholders authorizing the execution and delivery of this Agreement and the sale and transfer of the Shares to Purchaser;

(iv) Such additional certificates and other documents as Purchaser or its counsel may deem reasonably necessary to evidence the truth and accuracy, as of the Closing Date, of the representations and warranties contained herein or contemplated hereby and the due satisfaction and performance at or prior to Closing of all agreements and covenants to be complied with, satisfied and performed by the Seller and the Company.

7.10. Orders, Etc. There shall not be in effect any order, injunction, ruling or decree, whether or not appealable, issued by any court or administrative agency of competent jurisdiction, that prohibits the consummation of the transactions contemplated by this Agreement, or that impairs materially the ability of Purchaser to realize the benefits of such transactions. If any such order, injunction, ruling or decree is in effect on the Closing Date, the Closing Date, at the option of Purchaser, will be extended for as long as such order, injunction, ruling or decree requires; in such event, the parties shall each use their best efforts to cause such order, injunction, ruling or decree to be modified, overruled, vacated or otherwise changed so as to permit the Closing to be consummated as soon as possible.

7.11. Pending or Threatened Litigation. Other than the suit set forth on Schedule 7.11 hereto which shall be assumed by the Purchaser, there shall not be pending nor shall there be threatened any legal proceeding commenced by any governmental body, or any other person or entity, in which there is sought any order, injunction, ruling or decree by a court or administrative agency of competent jurisdiction, that would prohibit the consummation of the transactions contemplated by this Agreement, or that would impair materially the ability of Purchaser to realize the benefits of such transaction.

7.12. Absence of Insolvency Action. There shall be no action pending or threatened by any creditor of the Company under the laws of any jurisdiction pertaining to bankruptcy, insolvency or receivership that materially affects the ability of the Company to operate the Business or which would deprive the Purchaser of the benefits of this Agreement.

7.13. Completion of Due Diligence. Satisfactory completion of Purchaser’s financial, accounting, business and legal due diligence review of the Company on or before the Due Diligence Termination Date (as defined in Section 17).

7.14 Financial Statements. Pursuant to Section 5.01, the Seller shall have furnished to Purchaser promptly after such documents are available the Financial Statements and the Interim Financial Statements.

7.15 Termination of Employment Agreements. On or prior to the Closing Date, the Seller shall have received the resignations of Stephen Watters and Brian Nugent as officers of the Seller and from Jugal Taneja as a consultant to the Seller. Such resignations shall include the termination of employment and consulting agreements with such persons, without further payment or obligation beyond those which have accrued through and including the Closing Date, but excluding any termination payments.

8. SELLER’S CONDITIONS OF CLOSING. All obligations of the Seller and the Company under this Agreement are subject to the condition that:

8.01. Representations at Time of Closing. The Purchaser’s representations and warranties contained in this Agreement shall be deemed to have been made again at and as of the time of the Closing and shall then be true in all material respects.

8.02. Discovery of Misrepresentations. The Seller and the Company shall not have discovered any material adverse error, misstatement or omission in the representations and warranties made by the Purchaser herein, and all the terms, covenants and conditions of this Agreement to be complied with and performed by the Purchaser on or before the Closing Date shall have been complied with and performed.

8.03. Pending or Threatened Litigation. There shall not be pending nor shall there be threatened any legal proceeding commenced by any governmental body, or any other person or entity, in which there is sought any order, injunction, ruling or decree by a court or administrative agency of competent jurisdiction, that would prohibit the consummation of the transactions contemplated by this Agreement. On or prior to Closing, Purchaser shall have provided an indemnification agreement to the Seller pursuant to which the Company shall fully assume all obligations related to the lawsuit set forth on Schedule 7.11, including but not limited to payment of all fees and expenses of settlements, judgments and legal fees related thereto.

8.04 Forgiveness of Loan. On or prior to Closing, the Company shall have forgiven the loan from the Company to the Seller in the amount of $412,000.

8.06 Lease Agreement. At the Closing, the Company shall enter into a lease agreement with the Seller for the real property, buildings and improvements located at 855 Dunbar Avenue and 803 Stevens Avenue in substantially the form attached hereto as EXHIBIT 10.06.

9. CLOSING. The Closing of this Agreement shall take place at a location mutually agreeable to the parties in Olsdmar, Florida on the earliest practicable date after execution and delivery hereof as mutually agreed upon by the parties hereto but, except as otherwise provided herein, on or before the later of: (A) January 20, 2006, and (B) ten (10) days following the Due Diligence Termination Date (as defined in Section 17), or at such other time, date and place as the parties may agree upon in writing (such date of Closing herein being the “Closing Date”). Notwithstanding the foregoing, for all intents and purposes, the Closing of the transactions contemplated by this Agreement shall be deemed to have occurred as of the close of business on January 4, 2006.

10. and 11. [intentionally omitted]

12. SURVIVAL OF AGREEMENTS, REPRESENTATIONS AND WARRANTIES.

All of the covenants and agreements contained in or made in connection with or pursuant to this Agreement shall survive the Closing and any investigation at any time made by or on behalf of Purchaser and shall be perpetual; provided, however, that any covenants or agreements that are expressly limited in duration pursuant to the terms thereof shall survive the Closing only for such specified duration. All of the representations and warranties contained in or made in connection with or pursuant to this Agreement shall survive the Closing and any investigation at any time made by or on behalf of Purchaser for the following periods:

(a) The representations and warranties set forth in Subsections 3.02 (Authority), 3.03 (Shares), 3.11 (Taxes), 3.26 (Assets), and 3.30 (Broker) shall be perpetual and without expiration;

(b) Unless a claim has been asserted with respect thereto on or before the expiration of the applicable statute of limitations, the representations and warranties set forth in Subsections 3.21 (Compliance with the Law), 3.24 (Employee Benefit Plans), and 3.29 (Environmental Matters), and any reaffirmation thereof at Closing, shall expire and be of no further force and effect at the end of the applicable statute of limitations for such claim or liability;

(c) Unless a claim has been asserted with respect thereto on or before the expiration of two (2) years after the Closing Date, all other representations and warranties of the Seller provided herein or contemplated hereby, including but not limited to the representations and warranties set forth in Section 3 hereof other than as referenced above, and any reaffirmation thereof at Closing, shall expire and be of no further force and effect after said two year period.

Notwithstanding the foregoing provisions, the Seller’s joint and several obligation to indemnify Purchaser pursuant to Section 13 hereof shall continue for the applicable statute of limitations with respect to any claim involving intentional misrepresentation by or on behalf of the Seller or the Company, and any representation and warranty that is the subject of such claim shall survive for such period.

13. INDEMNIFICATION.

13.01. Indemnity of Purchaser and Company. The Seller agrees to indemnify and hold harmless the Purchaser, the Company, and their respective officers, directors, agents and employees, successors and assigns, subject to any applicable limitation in time set forth in Section 12 above, from and against and in respect of any and all claims, demands, actions, suits, losses, costs, damages, consequential damages, liabilities, charges, expenses, obligations, judgments, lost profits, diminution in value and deficiencies of any kind or character, including, without limitation, interest and penalties, which may be asserted or secured against, sustained, suffered or incurred by Purchaser, the Company or any of such other persons and arises out of or in any manner is incident to, relates to or is attributable to:

(i) Any misrepresentation, misstatement, omission, breach of warranty or nonfulfillment of any obligation, covenant or condition on the part of the Seller or the Company (a) herein or in any Schedule or Exhibit hereto, or (b) in any certificate or other instrument or document furnished to the Purchaser in connection herewith;

(ii) Any liability of Purchaser for any liability or obligation of the Company to be satisfied by the Seller pursuant to the terms hereof, whether accrued, absolute, contingent or otherwise and whether known or unknown, due or which became due;

(iii) Any failure by the Seller to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by them under this Agreement or any Schedule or Exhibit hereto or under any certificate or other document or agreement executed by any of them in connection herewith or the Closing hereunder; and

(iv) Any and all material actions, suits, proceedings, demands, assessments or judgments, including legal and other necessary and reasonable costs and expenses, incident to any of the foregoing.

13.02. Indemnity of Seller. The Purchaser and Company agree to indemnify and hold harmless the Purchaser and its officers, directors, agents and employees, successors and assigns, subject to any applicable limitation in time set forth in Section 12 above, from and against and in respect of any and all claims, demands, actions, suits, losses, costs, damages, consequential damages, liabilities, charges, expenses, obligations, judgments, lost profits, diminution in value and deficiencies of any kind or character, including, without limitation, interest and penalties, which may be asserted or secured against, sustained, suffered or incurred by the Seller or any related persons and arises out of or in any manner is incident to, relates to or is attributable to:

(i) Any misrepresentation, misstatement, omission, breach of warranty or nonfulfillment of any obligation, covenant or condition on the part of the Purchaser (a) herein or in any Schedule or Exhibit hereto, or (b) in any certificate or other instrument or document furnished to the Seller in connection herewith;

(ii) Any liability of Purchaser for any liability or obligation of the Company to be satisfied by the Purchaser pursuant to the terms hereof, whether accrued, absolute, contingent or otherwise and whether known or unknown, due or which became due;

(iii) Any failure by the Purchaser to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it under this Agreement or any Schedule or Exhibit hereto or under any certificate or other document or agreement executed by it in connection herewith or the Closing hereunder; and

(iv) Any and all material actions, suits, proceedings, demands, assessments or judgments, including legal and other necessary and reasonable costs and expenses, incident to any of the foregoing.

13.03. Limits on Indemnification. A claim will be deemed covered by this Section 13 if it arises within the period set forth in Section 12 above that is applicable to such claim and notice is given to the party against whom it is made no later than sixty (60) days after expiration of said period. The Indemnitee agrees to give to the Indemnitor reasonable notice of any claim for which any of them would be liable for indemnification hereunder. Notwithstanding the foregoing, the Indemnitor shall not be liable for or with respect to the first Five Thousand Dollars ($5,000) of the aggregate amount of all such damages and liabilities (including related costs and expenses) for which the Indemnitor, but for this sentence, would be liable under this Agreement or any certificate or instrument furnished to Indemnitee pursuant hereto (hereinafter the “Basket”); provided, however, in the event the aggregate amount of all such damages and liabilities exceed the Basket, the Indemnitor shall be liable for all such damages and liabilities (including related costs and expenses) from the first dollar notwithstanding the Basket; provided, further, that the Basket shall not apply to (i) any claim of Indemnitee relating to any intentional misrepresentation by or on behalf of the Indemnitor, (ii) any claim relating to any liability of Indemnitee for any liability to be retained or paid by the Seller pursuant to the terms of this Agreement or any Schedule or Exhibit hereto, (iii) a breach of any obligation or covenant of the Indemnitor or any Schedule or Exhibit hereto or under any certificate or other document or agreement executed by any of them in connection herewith or the Closing hereunder, or (v) any inaccuracy or incorrectness in any representation or warranty contained in Section 3.02, 3.03, or 3.30 hereof.

13.04. Defense of Claims. In the event any claim, action, suit or proceeding is made or brought by any third party against an Indemnitee, or if any governmental enforcement agency shall propose to issue an order, with respect to which the Indemnitor may have liability under this Agreement, the Indemnitor shall be entitled to participate in, and, to the extent that they shall wish, to assume the defense thereof, with independent counsel reasonably satisfactory to such indemnified party. If the Indemnitor elects to assume the defense of any such third-party claim, the Indemnitor shall have the right to contest, pay, settle or compromise any such claim on such terms and conditions as they may determine, provided that the Indemnitor shall not pay, settle or compromise any such claim without the prior written consent of theIndemnitee, which consent shall not be unreasonably withheld. If the Indemnitor does not elect to assume the defense of any such claim, the Indemnitor may engage counsel to assume the defense and may contest, pay, settle or compromise any such claim on such terms and conditions as the Purchaser may determine, provided that the Indemnitor shall not pay, settle or compromise any such claim without the prior consent of the Indemnitee or agent (as provided for below), which consent shall not be unreasonably withheld or delayed. The fees and disbursements of such counsel shall be among the expenses for which Indemnitee is indemnified pursuant to Section 13 hereof. Purchaser and the Seller, as the case may be, shall (as the other may reasonably request) keep the other fully informed of such claim, action, suit or proceeding at all stages thereof whether or not such party is represented by its own counsel.

13.05. Dispute Resolution. Any dispute between the Seller and Purchaser relating to a claim for indemnification shall be resolved as follows:

(i) If the parties agree that the dispute is one involving financial matters, such dispute shall be referred to and determined by an independent registered public accounting firm mutually acceptable to the parties in accordance with the procedure set forth in Section 11.02. In the event they cannot agree on such selection, Purchaser and Seller shall each nominate an independent registered public accounting firm as its or their representative and the two independent registered public accounting firms so nominated shall jointly select a third independent registered public accounting firm. In such event, the resolution of the dispute shall be decided by a majority of the three independent registered public accounting firms and the parties shall receive written notice of the decision, with the reasons and related documentation and accounting papers therefor set out. The resolution of the dispute by the independent registered public accounting firm or firms shall be final and binding upon all parties as to financial matters, but shall not extend to any nonfinancial interpretation of this Agreement unless Purchaser and Sellers shall mutually agree in writing to the contrary.

(ii) If the dispute does not involve financial matters, or if the parties are unable to agree whether the dispute involves financial matters, then the dispute shall be submitted to and settled by arbitration as provided in Section 30 hereof.

13.06. Effect of Purchaser’s Knowledge. Any knowledge of any matter by Purchaser or any disclosure to Purchaser by the Seller of any matter shall not reduce or affect any indemnification claim of Purchaser hereunder unless and except for any disclosures by the Seller on any schedule hereto delivered at the time of execution hereof.

14. FEES AND EXPENSES. The Seller and the Purchaser shall each bear their own expenses in connection with this Agreement..

15. BROKERAGE. Except as specified in SCHEDULE 3.30, the parties hereby represent each to the other with respect to their own actions, that no person, firm or corporation is entitled to any brokerage commissions, finder’s fees, or rights to similar compensation on account of services purportedly rendered on behalf of or at the request of any of the parties in connection with this Agreement or the transactions contemplated hereby.

16. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or to a national courier service, or mailed by registered or certified mail, return receipt requested, to the addresses herein designated or at such other address as may be designated in writing by notice given personally or by national courier service or by registered or certified mail return receipt requested:

If to the Seller or the Company up to the Closing, to:

Thaddeus Shalek, CFO

855 Dunbar Ave.

Oldsmar, FL 34677

Telephone: (727) 548-8345

Facsimile:  (727) 548-7135

If to Purchaser or the Company after the Closing, to:

Vitality Systems, Inc.

855 Stevens Ave.

Oldsmar, Florida 33677

Attention: Brian T. Nugent

Telephone: (727) 639-3861

Facsimile:  (727) 548-7134

and a copy to:

Sichenzia Ross Friedman Ference LLP

1065 Avenue of the Americas

New York, New York 10018

Attention: Thomas A. Rose, Esq.

Telephone: (212) 930-9700

Facsimile: (212) 930-9725

17. TERMINATION. This Agreement may be terminated and Purchaser’s acquisition of the Shares abandoned at any time prior to the Closing Date:

(i) by the mutual consent in writing of Purchaser and the Seller;

(ii) by Purchaser, on the one hand, or by the Seller, on the other hand (provided that the terminating party is not then in breach of any material representation, warranty, covenant or other agreement contained herein), in the event that (A) any of the conditions of closing of the non-terminating party to consummate the Closing cannot be satisfied or fulfilled, or (B) there shall be any litigation (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, (ii) seeking damages in connection with the consummation of the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the consummation of the transactions contemplated by this Agreement;

(iii) by Purchaser, if Purchaser shall have determined that any fact, event or condition exists that, in the reasonable judgment of Purchaser, is materially at variance with any warranty or representation of the Seller or the Company set forth in this Agreement or is a material breach of any covenant or agreement of the Seller or the Company contained in this Agreement;

18. GOVERNING LAW. The Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

19. ASSIGNABILITY. This Agreement shall not be assignable by any party without the prior written consent of the other parties hereto; provided, however, that rights and obligations of Purchaser under this Agreement (i) shall pass to any successor corporation which assumes its business and affairs by merger, consolidation or by acquisition of substantially all its assets or substantially all its stock and (ii) may be assigned to any affiliate of Purchaser, without any such prior written consent by any other party hereto.

20. ENTIRE AGREEMENT. This instrument, together with the Schedules and Exhibits hereto and the financial statements referred to herein, contains the entire Agreement between the parties hereto with respect to the transactions contemplated herein and supersedes all previous written or oral negotiations, commitments and representations.

22. AMENDMENTS. This Agreement may be changed or modified only by an instrument executed by the Seller and by the Company and the Purchaser acting by their respective officers thereunto duly authorized by their respective Boards of Directors.

23. PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective heirs, successors and assigns; nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedy under or by reason of this Agreement.

24. SECTION AND OTHER HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and do not affect the interpretation or meaning of this Agreement.

25. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

26. UNANIMITY. This Agreement shall not become valid or effective or a binding legal obligation on any party hereto until duly executed by the Purchaser, the Seller and the Company. Until such complete execution it shall constitute a continuing offer by the Purchaser which may be withdrawn at any time.

27. SURVIVAL. If the Closing is not consummated, all representations, warranties, obligations, covenants, or agreements hereunder or in any certificate delivered hereunder relating to the transaction which is not consummated shall be deemed to be terminated or extinguished, except Sections 5.02, 6.01(t), and 13-30 shall survive. Items disclosed in the Exhibits and Schedules attached hereto are incorporated into this Agreement and form a part of the representations, warranties, covenants or agreements to which they relate.

28. WAIVER. The waiver by any party hereto of any breach, default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall not be deemed to extend to any prior or subsequent breach, default, misrepresentation, or breach of warranty or covenant hereunder and shall not affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

29. REMEDIES ON DEFAULT. The parties expressly recognize that the Company, the Shares and the Business are unique property and that money damages may not compensate the nondefaulting party for its loss. Accordingly, it is agreed that if one party hereto materially defaults hereunder prior to or on the Closing Date, including failure to perform a condition precedent to such nondefaulting party’s obligation to close, as set forth in Section 7 or 8 hereof, or refusal to close, and another party hereto is not in prior material breach hereunder, such nondefaulting party shall, in addition to any remedy available at law, be entitled to a remedy of specific performance of the terms of this Agreement against the defaulting party.

30. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement or any transactions provided for herein, or the breach thereof, other than a claim for injunctive relief or a claim for specific performance prior to the Closing Date, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time demand for arbitration is made by any party. The evidentiary and procedural rules in such proceedings shall be kept to the minimum level of formality that is consistent with such Commercial Arbitration Rules. One arbitrator shall be named by Purchaser, a second shall be named by the Seller, and the third arbitrator shall be named by the two arbitrators so chosen. In the event that the third arbitrator is not agreed upon, he or she shall be named by the American Arbitration Association. Arbitration shall occur in Tampa, Florida, or such other location agreed to in writing by the Seller and Purchaser. The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out. The award made by all or a majority of the panel of arbitrators shall be final and binding, and judgment may be entered in any court of law having competent jurisdiction. The award is subject to confirmation, modification, correction, or vacation only as explicitly provided in Title 9 of the United States Code. The prevailing party shall be entitled to an award of pre- and post-award interest as well as reasonable attorneys’ fees incurred in connection with the arbitration and any judicial proceedings related thereto. Any action at law or in equity arising out of or relating to this Agreement and permitted under or notwithstanding the provisions of this Section shall be brought only in a court of competent jurisdiction located in Tampa, Florida, and, for purposes of any such action, the parties hereby expressly consent and agree to be subject to and to submit themselves to the jurisdiction of the courts in such location.

[REMAINDER OF PAGE LEFT BLANK

SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed this 18th day of January, 2006.

PURCHASER		THE SELLER
Vitality Systems, Inc.		Vertical Health Solutions, Inc.

By	/s/ BRIAN T. NUGENT	By	/s/ THADDEUS SHALEK
	Brian T. Nugent,		Thaddeus Shalek, CFO
President